EXHIBIT 99
Global Green, Inc. Announces Extension of Agreement with Merial for Evaluation of Salmonella Vaccine and License Option
TALLAHASSEE, Fla. – May 7, 2014 – Global Green, Inc. (OTCBB:GOGC), a green bio-pharmaceutical company, announces today the 90-day extension of an existing agreement with Merial Ltd., the Animal Health Division of Sanofi.  The extension to the agreement initially announced on September 4, 2013, will allow time for the completion of the internal evaluation of Global Green's patented Salmogenics vaccine technology. At the conclusion of the evaluation, Merial has the first option to enter into a license agreement with Global Green for the manufacture, distribution, and sale of the vaccine.  Details of the evaluation agreement are confidential.

Dr. Mehran Ghazvini, DC, NMD, Chairman and CEO of Global Green, Inc., stated,
"With each passing year, Salmonella continues to plague poultry producers.  Global Green understands the devastating effects of this disease in both animals and humans. With Salmogenics as an approved vaccine for in ovo (injected into the egg before the egg is hatched) vaccination in poultry, poultry growers could produce not only a healthier chicken, but a healthier source of protein with a significant reduction of Salmonella bacteria."

About Merial

Merial is a world-leading, innovation-driven animal health company, providing a comprehensive range of products to enhance the health, well-being and performance of a wide range of animals. Merial employs approximately 6,200 people and operates in more than 150 countries worldwide with close to €2 billion of sales in 2013.

Merial is a Sanofi company.

For more information, please see www.merial.com.

About Global Green, Inc.

Global Green, Inc. is a green bio-pharmaceutical company committed to identifying technology platforms and commercializing vaccines that contain natural organisms that are not genetically modified, utilizing pharmaceutical standards without the use of mercury.  For more information, visit www.globalgreeninc.com.

Forward-Looking Statement

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties which include, among others, the inherent uncertainties associated with smaller reporting companies including, without limitation, other risks detailed from time to time in the Company's periodic reports filed with the SEC.

Contact:

Pam Lagano
plagano@globalgreeninc.com
727.480.3082